February 27, 2024

Stephen Nesbitt
President
Cascade Private Capital Fund

c/o Cliffwater LLC
4640 Admiralty Way, 11th Floor

Marina del Rey, CA 90292

Re:	Cascade Private Capital Fund (the “Fund”)

Dear Mr. Nesbitt:

Pursuant to the Investment Management Agreement between the Fund and Cliffwater LLC (“Cliffwater”) dated February 27, 2024, Cliffwater is entitled to investment advisory fees of 1.40% of the Fund’s average daily net assets. By our execution of this letter agreement (this “Agreement”), intending to be legally bound hereby, Cliffwater agrees irrevocably that it shall waive a portion of its investment advisory fees payable to it in order to reduce the investment advisory fee paid to Cliffwater to an annual rate equal to 1.00% of the Fund’s average daily net assets from the date of this Agreement through June 30, 2026.

Cliffwater LLC

By:	/s/ Stephen Nesbitt
Name:	Stephen Nesbitt
Title:	CEO

Your signature below acknowledges

acceptance of this Agreement:

Cascade Private Capital Fund

By:	/s/ Stephen Nesbitt
Name:	Stephen Nesbitt
Title:	President